EXHIBIT 10.7

BIG LOTS 2020 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE UNITS AWARD AGREEMENT

Grantee:	_______________________

Grant Date:	_______________________

Target Number of PSUs:	_______________________

Performance Period:	_______________________

In accordance with the terms of the Big Lots 2020 Long-Term Incentive Plan, as may be amended (“Plan”), this Performance Share Units Award Agreement (“Agreement”) is entered into as of the Grant Date by and between you, the Grantee, and Big Lots, Inc., an Ohio corporation (“Company”), in connection with the Company’s grant of these Performance Share Units (“PSUs”) and related Dividend-Equivalent Rights (“DERs”) to you. The PSUs and DERs are subject to the terms and conditions of this Agreement and the Plan. Except as otherwise expressly provided herein, capitalized terms used but not defined in this Agreement (including Exhibit A and Exhibit B) shall have the respective meanings ascribed to them in the Plan.

This Agreement describes the PSUs and DERs you have been granted and the conditions that must be met before the PSUs vest and you become entitled to receive the Shares underlying the PSUs and any cash accrued under the DERs. To ensure that you fully understand these terms and conditions, you should carefully read the Plan and this Agreement.

Description of the PSUs

The PSUs represent a right to receive one Share for each Performance Share Unit that vests based on the performance achieved under the Performance Metrics during the Performance Period. The Company shall transfer to you one Share for each PSU that vests, provided you comply with the terms of this Agreement and the Plan. However, you shall forfeit any rights to the PSUs and the underlying Shares (i.e., no Shares will be transferred to you) to the extent the PSUs do not vest or you do not comply with the terms of this Agreement and the Plan.

No portion of the PSUs that has not vested or been settled nor any underlying Shares that have not yet been transferred to you may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by you in any way (including a transfer by operation of law); and any attempt by you to make any such sale, transfer, assignment, pledge, encumbrance or other disposition shall be null and void and of no effect.

Vesting of the PSUs

Subject to the terms and provisions of this Agreement and the Plan, if you are continuously employed by the Company or an Affiliate from the Grant Date through the end of the Performance Period (or the date of your death, Disability or Retirement or the date of a Change in Control, as applicable and described in sections B, C or D below), then your PSUs shall vest (if at all) and the underlying Shares shall be transferred to you as indicated below:

A.
If at least the threshold vesting level of the three-year average attainment of any applicable Performance Metric set forth in Exhibit B is satisfied, and the Committee has certified attainment of that Performance Metric, the PSUs shall vest, based on the Vesting Table set forth in Exhibit B, on the trading day[1] after the Company files an Annual Report on Form 10-K with the U.S. Securities and Exchange Commission reporting the Applicable Financial Statement for the final fiscal year of the Performance Period. The

1 As used in this Agreement, a “trading day” shall be as determined by the New York Stock Exchange or other national securities exchange or market that regulates the Shares.

number of PSUs that vest for each applicable Performance Metric, shall be equal to the product of: (i) the target number of PSUs granted under this Award and (ii) the Performance Metric Weighting for such Performance Metric; multiplied by (iii) the applicable Performance Vesting Factor determined under the Vesting Table based on the level of attainment for such Performance Metric (such product to be rounded down to the nearest whole unit).

B.
If you die or incur a Disability before the end of the Performance Period, a fraction of your PSUs shall vest based on the following formula: (i) the total number of PSUs that would have vested (if any, based on actual performance as certified, reported and calculated in accordance with section A above) if you had remained employed for the full Performance Period (or the number of PSUs determined in accordance with section D below if a Change in Control occurs after your death or Disability but before the end of the Performance Period); multiplied by (ii) a fraction, the numerator of which is the number of days of service or employment that you have completed with the Company or its Affiliates since the beginning of the Performance Period as of the date of your death or Disability and the denominator of which is _____ (such product to be rounded down to the nearest whole unit).

C.
If your Retirement occurs before the end of the Performance Period, a fraction of your PSUs shall vest based on the following formula: (i) the total number of PSUs that would have vested (if any, based on actual performance as certified, reported and calculated in accordance with section A above) if you had remained employed for the full Performance Period (or the number of PSUs determined in accordance with Section D below if a Change in Control occurs after your Retirement but before the end of the Performance Period); multiplied by (ii) a fraction, the numerator of which is the number of days of service or employment that you have completed with the Company or its Affiliates since the beginning of the Performance Period as of the date of your Retirement and the denominator of which is _____ (such product to be rounded down to the nearest whole unit).

D.
If a Change in Control occurs before the end of the Performance Period, then your PSUs shall vest on the date of the Change in Control in an amount equal to the greater of (i) the target number of PSUs or (ii) the Average Performance Earned PSUs.

E.
If threshold performance is not achieved during the Performance Period (unless a Change in Control occurs before the end of the Performance Period), then this Agreement will expire and all of your rights in the PSUs will be forfeited.

F.
If your employment or service terminates before the end of the Performance Period (other than as described in sections B, C or D above), then this Agreement will expire and all of your rights in the PSUs will be forfeited.

Shares underlying PSUs that vest pursuant to this Agreement shall be transferred to you as soon as administratively practicable after the date the PSUs vest after the Performance Period has ended and the Performance Metrics have been certified, as described above.

Your Rights in the PSUs

Subject to the Company’s insider trading policies and applicable laws and regulations, after any underlying Shares are delivered to you in respect of vested PSUs, you shall be free to deal with and dispose of such underlying Shares. You have no rights in the Shares underlying unvested PSUs. You shall have none of the rights of a shareholder (including, without limitation, the right to vote or receive dividends) with respect to any Shares underlying these PSUs until such time as you become the record holder of such Shares.

Notwithstanding the foregoing, for each PSU granted under this Agreement you have been granted one and one half DERs. Each DER represents the right to receive the equivalent of all of the cash dividends that would be payable with respect to a Share. The cash dividends shall accrue without interest and all or a portion of the accrued dividends shall vest and be paid in cash at the time any PSUs vest, calculated by multiplying (i) the total accrued cash dividends by (ii) a fraction, the numerator of which is the number of PSUs that vest and the denominator of which is the maximum number of PSUs that could vest if the Maximum Performance Level is attained for all Performance Metrics. Any accrued cash dividends that do not vest pursuant to this section shall be forfeited.

Tax Treatment of the PSUs

You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your PSUs.

This brief discussion of the federal tax rules that affect your PSUs is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the Grant Date. Article 21 of the Plan further describes the manner in which withholding may occur.

Under normal federal income tax rules, the grant of PSUs is a nontaxable event. However, you will be required to pay income taxes (at ordinary income tax rates) when, if and to the extent your PSUs and DERs vest. The amount of ordinary income you will recognize is the value of your PSUs and the cash value accrued under the DERs when the PSUs and DERs vest.

You may elect to allow the Company to withhold, upon settlement of the PSUs a number of shares sufficient to satisfy the withholding obligation, from the Shares to be issued pursuant to your vested PSUs that would satisfy at least the required statutory minimum (or you may elect such higher withholding provided that such higher amount would not have a negative accounting impact on the Company) with respect to the Company’s tax withholding obligation. If you wish to make the withholding election permitted by this paragraph, you must give notice to the Committee in the manner then prescribed by the Committee. All such elections by you shall be irrevocable, made by you in a manner approved by the Committee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. If you have not made an election to satisfy the withholding requirement by paying the taxes in cash or making the withholding election permitted by this paragraph, you shall be deemed to have elected to have the Company withhold a number of Shares that would satisfy the minimum statutory total tax that could be imposed on the transaction.

Any appreciation of the Shares you receive in connection with vested PSUs may be eligible to be taxed at capital gains rates when you sell the Shares. If your PSUs do not vest, your PSUs and DERs shall expire and no taxes will be due.

This Award is intended to comply with the applicable requirements of Code Section 409A and shall be administered in accordance with Code Section 409A. Refer to Section 23.13 of the Plan for more information on compliance with Code Section 409A, including the applicability of a six (6) month delay on the settlement of the PSUs for “specified employees,” within the meaning of Code Section 409A.

No Section 83(b) Election

Because the PSUs are not property under the Code, you may not make an election under Section 83(b) of the Code with respect to your PSUs.

General Terms and Conditions

Nothing contained in this Agreement obligates the Company or an Affiliate to continue to employ you in any capacity whatsoever or prohibits or restricts the Company or an Affiliate from terminating your employment at any time or for any reason whatsoever; and this Agreement does not in any way affect any employment agreement that you may have with the Company.

This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Ohio.

If any provision of this Agreement is adjudged to be unenforceable or invalid, then such unenforceable or invalid provision shall not affect the enforceability or validity of the remaining provisions of this Agreement, and the Company and you agree to replace such unenforceable or invalid provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid provision.

You represent and warrant to the Company that you have the full legal power, authority and capacity to enter into this Agreement and to perform your obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities. The Company represents and warrants to you that it has the full legal power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity.

Acceptance

By accepting your PSUs, you acknowledge receipt of a copy of the Plan, as in effect on the Grant Date, and agree that your PSUs are granted under and are subject to the terms and conditions described in this Agreement and in the Plan. You further agree to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any issues arising under this Agreement or the Plan. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s insider trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities.

Date:
Chair, Compensation Committee

EXHIBIT A

As used in this Agreement, the following terms shall have the meanings set forth below:

Applicable Financial Statement shall mean a particular fiscal year’s or a particular fiscal quarter’s (as the calculation may require) financial statements that appear in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission.

Average Performance Earned PSUs shall mean: (1) if one fiscal year during the Performance Period has been completed prior to a Change in Control, the number of PSUs equal to the sum of (a) the EPS Vesting Factor attained for the fiscal year multiplied by the target number of PSUs for the EPS Performance Metric and (b) the ROIC Vesting Factor attained for the fiscal year multiplied by the target number of PSUs for the ROIC Performance Metric; or (2) if two fiscal years during the Performance Period have been completed prior to a Change in Control, the number of PSUs equal to the sum of (a) the average of the EPS Vesting Factors attained for the first two fiscal years multiplied by the target number of PSUs for the EPS Performance Metric and (b) the average of the ROIC Vesting Factor attained for the first two fiscal years multiplied by the target number of PSUs for the ROIC Performance Metric.

Effective Tax Rate shall mean the decimal fraction (expressed without a denominator and rounded to the nearest 10,000th) that results by taking income tax expense (as it so appears in the Applicable Financial Statement) as adjusted to remove the effect of any events selected by the Committee, when it establishes the annual ROIC target performance goal for each fiscal year within the Performance Period pursuant to Exhibit B, and dividing it by income from continuing operations before income taxes (as it so appears in the Applicable Financial Statement) as reported in the Applicable Financial Statement for each applicable fiscal year during the Performance Period.

Earnings Per Share or EPS shall mean earnings (loss) per common share - diluted from continuing operations (or, if such measure is not reported in the Applicable Financial Statement, then the earnings (loss) per common share - diluted) for a fiscal year as reported in the Applicable Financial Statement for each applicable fiscal year service period during the Performance Period, as adjusted to remove the effect of any events selected by the Committee when it establishes the annual EPS target performance goal for each fiscal year within the Performance Period pursuant to Exhibit B.

Invested Capital for any fiscal year shall mean the average of the total shareholders’ equity (as it so appears in the Applicable Financial Statement) for the most recent five fiscal quarters ending with the last date of the applicable fiscal year; plus the average of the long-term obligations associated with debt instruments (as it so appears in the Applicable Financial Statement) for the most recent five fiscal quarters ending with the last date of the applicable fiscal year, all as reported in the Applicable Financial Statement for each respective fiscal period during the Performance Period.

Net Operating Profit After Tax or NOPAT shall mean the operating profit (as it so appears in the Applicable Financial Statement) for a fiscal year multiplied by the difference between one and the Effective Tax Rate for that fiscal year, both as reported in publicly filed financial statements for each applicable fiscal year during the Performance Period.

Performance Metrics shall mean EPS and ROIC.

Performance Metric Weighting shall mean fifty percent (50%) for the EPS Vesting Factor and fifty percent (50%) for the ROIC Vesting Factor.

Performance Period shall mean a period of three consecutive fiscal years beginning at the start of the fiscal year in which the Grant Date occurs, with each such fiscal year comprised of a service period.

Performance Vesting Factor shall mean the EPS Vesting Factor and the ROIC Vesting Factor, both as set forth in the Vesting Table on Exhibit B.

Retirement shall be deemed to have occurred upon the Termination of Employment or Service of a Grantee who, upon the effective date of his or her Termination of Employment or Service, has: (i) attained the age of 55 years or older; (ii) completed at least five years of employment with or service to the Company or its Affiliates; (iii) submitted a written request, in a form satisfactory to the Company, to the Committee or the Company’s human resources department requesting retirement under the terms of this Agreement; and (iv) had such written request approved in writing by a member of the Committee or an authorized officer of the Company.

Return on Invested Capital or ROIC shall mean, for each fiscal year service period within the Performance Period, the (i) NOPAT for that fiscal year, as adjusted to remove the effect of any events selected by the Committee when it establishes the annual ROIC target performance goal for each fiscal year within the Performance Period pursuant to Exhibit B, divided by (ii) Invested Capital for that fiscal year.

EXHIBIT B

The following shall be the Vesting Table referenced in this Agreement:

Except as set forth in this Agreement or the Plan, the portion of the target number of PSUs that do not vest in accordance with the tables set forth below shall be forfeited to the Company.

Linear interpolation shall be used to determine the applicable Performance Vesting Factor between threshold and target and between target and maximum EPS Performance Level and the ROIC Performance Level in the tables below.

EPS Performance Goal
An annual EPS target performance goal shall be established by the Committee for each fiscal year service period within the Performance Period. After the end of each fiscal year in the Performance Period, the actual EPS for such fiscal year, expressed as a percentage of the annual target EPS goal, will be determined. After the end of the Performance Period, the average of the percentage EPS attainment for each service period during the Performance Period as provided in the prior sentence will be determined (“Average EPS Attainment”). The percentage of the target number of PSUs that shall vest will then be determined in accordance with the applicable Performance Metric Weighting and the EPS Vesting Factor from the following table:

EPS Performance Level	Average EPS Attainment	EPS Vesting Factor
Threshold	%	%
Target	%	%
Maximum	%	%

ROIC Performance Goal
An annual ROIC target performance goal shall be established by the Committee for each fiscal year service period within the Performance Period. After the end of each fiscal year in the Performance Period, the actual ROIC for such fiscal year, expressed as a percentage of the annual target ROIC goal, will be determined. After the end of the Performance Period, the average of the percentage ROIC attainment for each service period during the Performance Period as provided in the prior sentence will be determined (“Average ROIC Attainment”). The percentage of the target number of PSUs that shall vest will then be determined in accordance with the applicable Performance Metric Weighting and the ROIC Vesting Factor from the following table:

ROIC Performance Level	Average ROIC Attainment	ROIC Vesting Factor
Threshold	%	%
Target	%	%
Maximum	%	%

No fractional Shares shall be issued or delivered pursuant to this Agreement. If the calculations under this Agreement would otherwise result in the vesting of less than a whole number of Shares, the result shall be rounded down to the nearest whole Share.